Exhibit 35.1

ANNUAL SERVICER’S COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished pursuant to Section 4.10 of the Sale and Servicing Agreement (the “Agreement”), dated as of September 16, 2015, by and among Hyundai Auto Receivables Trust 2015-C, Hyundai Capital America, as seller and servicer (the “Servicer”), Hyundai ABS Funding, LLC (formerly known as Hyundai ABS Funding Corporation), as depositor, and Citibank, N.A., as indenture trustee and Item 1123 of Regulation AB. The undersigned hereby certifies that:

1)          I am a duly authorized officer of the Servicer.

2)          A review of the activities of the Servicer from September 16, 2015 through December 31, 2015 (the “Relevant Period”) and of the Servicer’s performance under the Agreement during the Relevant Period has been made under my supervision.

3)          Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its obligations under the Agreement in all material respects throughout the Relevant Period.

IN WITNESS WHEREOF, I have duly executed this Compliance Certificate this 18th day of March, 2016.

HYUNDAI CAPITAL AMERICA, as Servicer

By:	/s/ Sung Sik Kong
Name: Sung Sik Kong
Title: Chief Financial Officer